Exhibit (n)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

PennantPark Floating Rate Capital Ltd.:

We consent to the use of our report, dated March 4, 2011, included herein and to the references to our firm under the headings “Independent Registered Public Accounting Firm” in the prospectus.

/s/ KPMG LLP

New York, New York

April 8, 2011